UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Walter Investment Management Corp.

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SUPPLEMENT TO PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2016

This Supplement relates to the Proxy Statement (the “Proxy Statement”) of Walter Investment Management Corp., a Maryland corporation (the “Company”), as previously filed by us and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2016 annual meeting of stockholders (the “Annual Meeting”).

The purpose of this Supplement is to provide updated information relating to management transitions announced on June 8, 2016. To the extent information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Management Transitions

Departure of Chief Executive Officer and Director

On June 8, 2016, Denmar J. Dixon resigned as Chief Executive Officer and President of Walter Investment Management Corp., a Maryland corporation (the “Company”), and as a director and Vice Chairman of the Board of Directors (the “Board”) of the Company, in each case effective as of June 30, 2016.

In connection with his resignation, the Company entered into a Separation Agreement and General Release of Claims with Mr. Dixon dated June 8, 2016 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company has agreed to pay Mr. Dixon, subject to certain conditions (including Mr. Dixon’s release of any claims against the Company and agreement to provide transition services to the Company for the period of time between the date of the Separation Agreement and June 30, 2016, Mr. Dixon’s last day of employment with the Company, and his execution and delivery of a supplemental release applicable to the period between the effective date of the Separation Agreement and June 30, 2016): (i) a prorated annual bonus for 2016 based on actual performance achieved under the terms of the bonus plan, prorated for the number of days Mr. Dixon was employed by the Company during 2016; (ii) continued base salary for a period of eighteen (18) months; and (iii) continued payment of the annual bonus amounts (based on actual performance under the bonus plan, and at least equal to Mr. Dixon’s 2016 target bonus of $1,200,000) that Mr. Dixon would have received had he remained employed for a period of eighteen (18) months after termination (without duplication with the prorated annual bonus described in clause (i)). The Company has also agreed to pay Mr. Dixon each month an amount equal to the premiums for him to continue his and his dependents’ health and dental coverage under the plans sponsored by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), until the earlier of the 18-month anniversary of his termination date or until he is eligible to receive comparable benefits from subsequent employment or government assistance. In lieu of the 2016 long-term incentive opportunity and certain rights to cash out equity awards described in Mr. Dixon’s employment agreement, subject to the release of claims and supplemental release described above, Mr. Dixon will receive: (i) a cash payment of $2,250,000 within 45 days following the date of the Separation Agreement; and (ii) 125,000 restricted stock units (“RSUs”) issued under the Company’s 2011 Omnibus Incentive Plan, as amended and restated, which RSUs will vest on June 30, 2016 and be settled in the form of shares of Company common stock as soon as practicable following June 30, 2016. With respect to Mr.

Dixon’s awards of RSUs, performance shares and options, all such awards will remain outstanding and continue to vest as though Mr. Dixon remained employed by the Company through each applicable vesting date, but will otherwise remain subject in all respects to the terms of the relevant plan. In recognition of the transition services to be provided by Mr. Dixon, Mr. Dixon will receive a cash payment of $200,000 on March 15, 2017. The Separation Agreement is revocable by Mr. Dixon during the seven-day period from the effective date of such agreement.

A copy of the Separation Agreement has been filed as Exhibit 10.1 to the Form 8-K filed by the Company on June 8, 2016.

Election of Interim Chief Executive Officer and President, and New Executive Chairman of the Board

On June 8, 2016, the Board elected George M. Awad as the interim Chief Executive Officer and President of the Company, effective as of June 30, 2016. Mr. Awad has agreed to serve in this capacity until the earlier of (i) the Board’s election of a new, permanent Chief Executive Officer and President of the Company, and (ii) September 30, 2016 (the “Transition Period”).

Mr. Awad, age 56, created and is the principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. He is a highly accomplished executive with exceptional operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with focus on domestic and global markets. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA. Mr. Awad has served as a director of TransUnion Corporation since 2013 and is a member of its Audit and Compliance Committees. Mr. Awad received his MBA in Finance from the University of Pittsburgh in Pennsylvania and holds a B.S. in Civil Engineering from the American University of Beirut.

On June 8, 2016, Mr. Awad was also elected as a director to fill the vacancy to be created by Mr. Dixon’s resignation from the Board, and as the new Executive Chairman of the Board, in each case effective as of June 30, 2016. Daniel G. Beltzman, the current Chairman of the Board, will step down as Chairman of the Board, effective as of June 30, 2016, but will remain a director.

As discussed in greater detail in Proposal No. 4 in the Proxy Statement, the Board has approved an amendment to the Company’s charter to provide for the declassification of the Board and to provide for the annual election of all directors beginning at the 2017 annual meeting of stockholders. If this charter amendment is not approved by the Company’s stockholders and the Board is not declassified, then Mr. Awad will serve as a Class I director with a term expiring at the 2019 annual stockholders meeting.

In connection with his appointment as interim Chief Executive Officer and President of the Company, a director and Executive Chairman of the Board, the Company entered into a Letter Agreement with Mr. Awad dated June 8, 2016 (the “Letter Agreement”). Pursuant to the Letter Agreement, as of June 30, 2016, Mr. Awad will serve as Executive Chairman of, and a director on, the Board, and as interim Chief Executive Officer and President of the Company during the Transition Period. During the Transition Period, Mr. Awad will have the normal duties, responsibilities and authority attendant to the positions of Chief Executive Officer and President of the Company, subject to the Board’s power to modify such duties, responsibilities and authority from time to time.

Pursuant to the Letter Agreement, Mr. Awad will be eligible to receive an award of 500,000 restricted stock units on or about June 30, 2016. The agreement governing such award will provide, among other things, that the restricted stock units will vest (i) ratably in annual installments over three years on September 30 of each of 2016, 2017 and 2018, (ii) upon a change in control and (iii) if Mr. Awad is not nominated for re-election as a director. During the Transition Period, Mr. Awad will be eligible for compensation provided to non-employee directors under the Company’s non-employee director compensation policy. Mr. Awad is also entitled to the same insurance, indemnification, compensation and expense reimbursement arrangements as apply to other non-employee directors of the Company. A complete copy of the Letter Agreement has been filed as Exhibit 10.2 to the Form 8-K filed by the Company on June 8, 2016.

Mr. Awad was elected as a director and Executive Chairman of the Board and interim Chief Executive Officer and President of the Company in connection with the Board’s search and succession planning process. The Board believes Mr. Awad has the qualifications, experience, attributes and skills appropriate for service as Executive Chairman of the Board and interim Chief Executive Officer and President of the Company, in light of the Company’s business and structure and Mr. Awad’s prior experience in the consumer finance space. Mr. Awad has demonstrated a record of business and professional accomplishments that indicates he has the ability to critically review, evaluate and access information provided to him, and to execute. The Board believes the election of Mr. Awad as Executive Chairman of the Board and interim Chief Executive Officer and President of the Company underscores the Company’s commitment to the mortgage servicing and originations business and that the Company will benefit from Mr. Awad’s expertise and new ideas once he takes office. The Board believes Mr. Awad is a talented consumer finance leader with a proven track record for execution, and that he has the experience and skill-set needed to lead the Company’s efforts in re-engineering processes designed to reduce costs and improve revenue opportunities, which the Company believes will strengthen its financial position and increase shareholder value.

There are no family relationships between Mr. Awad and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company or its subsidiaries. Mr. Awad does not have a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K. As of the Record Date and the date of this Supplement, Mr. Awad did not own shares of of the Company’s common stock.

Additional Information

The Company plans to hold the Annual Meeting as previously scheduled at 9:00 a.m. local time on Thursday, June 9, 2016.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you previously instructed.

If you are a stockholder of record and previously voted by Internet, telephone, or mail, you may revoke your proxy or change your vote by:

•	mailing a proxy card that is properly signed and dated with a later date than your previous vote and that is received no later than 8:00 am EDT on June 9, 2016;

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy); or

•	sending a written notice of revocation to our Secretary, c/o Walter Investment Management Corp., 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, which must be received before the commencement of the Annual Meeting.

If you are a beneficial owner of shares held in street name, you must contact the bank, broker or other holder of record to revoke a previously authorized proxy.

June 8, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 9, 2016: The proxy statement and our Annual Report for the fiscal year ended December 31, 2015 are available at www.proxyvote.com.